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                                  EXHIBIT 23.2

              Independent Auditors' Report on Schedule and Consent


The Board of Directors
Amistar Corporation:


The audits referred to in our report dated February 19, 2003, included the related financial statement schedule as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in the Form 10-K of Amistar Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-94696 and 33-89554), of Amistar Corporation, of our report dated February 19, 2003 relating to the balance sheet of Amistar Corporation as of December 31, 2002, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which appears in the December 31, 2003, annual report on Form 10-K of Amistar Corporation.



                                               /s/ KPMG LLP
                                               KPMG LLP


San Diego, California
March 15, 2004